Exhibit 99.1

Nasdaq Reports Third Quarter 2023 Results;

Broad-Based Growth Drives Solutions Businesses Revenue Acceleration

NEW YORK, October 18, 2023 - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the third quarter of 2023.

•	Third quarter 2023 net revenues[1] increased 6% compared to the third quarter of 2022. Solutions Businesses[2] revenues increased 9%, with organic growth[3] of 8%.

•	Annualized Recurring Revenue (ARR)[4] increased 6% compared to the third quarter of 2022. Annualized SaaS revenues increased 11% and represented 37% of ARR.

•

Anti-Financial Crime revenue increased 21% compared to the third quarter of 2022. Growth reflects continued Verafin adoption by small and medium banks, an expansion with an existing Tier 2 financial institution, and Surveillance solutions customer growth including Tier 3 banks and retail brokers.

•

Third quarter 2023 GAAP diluted earnings per share increased 2% compared to the third quarter of 2022. Third quarter 2023 non-GAAP[3] diluted earnings per share increased 4% compared to the third quarter of 2022.

•	Nasdaq generated more than $1.6 billion of free cash flow over the trailing twelve month period.

•	The company returned $108 million to shareholders in the third quarter of 2023 through dividends.

Third Quarter 2023 Highlights

(US$ millions, except per share)	3Q23	% Change (YoY)	Organic % Change (YoY)
Solutions Businesses Revenues	$694	9%	8%
Trading Services Net Revenues	$236	(1)%	(2)%
Net Revenues*	$940	6%	5%
ARR	$2,081	6%
GAAP Diluted EPS	$0.60	2%
Non-GAAP Diluted EPS	$0.71	4%

*

Net revenues include Other revenues of $10 million in the third quarter of 2023 and $12 million in the third quarter of 2022. Other revenues include revenues associated with the European power trading and clearing business which is pending sale.

Adena Friedman, Chair and CEO said, “Our third quarter 2023 results reflect Nasdaq’s solid execution amid a continued dynamic economic and capital markets backdrop. We experienced some improvement in the IPO environment by welcoming marquee IPOs, we continued to broaden our Anti-Financial Crime clientele, and we introduced new innovations to our products and services.

We have completed the antitrust review process for our announced acquisition of Adenza and we expect to close the transaction in the fourth quarter of 2023. With Adenza, we are excited to deepen our client relationships as we expand our role as a leading financial technology provider to the global financial system.”

Ann Dennison, Executive Vice President and CFO said, “We delivered broad-based revenue growth in the third quarter and had particularly strong performance in our Index and Anti-Financial Crime businesses.

With our continued strong cash flows, we are fully prepared to execute our capital plan to pay down debt, continue to increase our dividend, and repurchase shares in the coming quarters to achieve our financial goals with the announced Adenza acquisition.”

FINANCIAL REVIEW

•

Third quarter 2023 net revenues were $940 million, an increase of $50 million, or 6%, from $890 million in the prior year period. Net revenues reflected a $47 million, or 5%, positive impact from organic growth, including positive contributions from all Solutions Businesses and a $4 million increase from the impact of changes in FX rates, partially offset by a $1 million decrease from the impact of a divestiture.

•

Solutions Businesses revenues were $694 million in the third quarter of 2023, an increase of $55 million, or 9% with organic growth of 8%. ARR, which reflects the majority of the Solutions Businesses revenues and excludes the AUM and transaction licensing components of our Index business, increased 6% from the prior year period.

•

Trading Services net revenues were $236 million in the third quarter of 2023, a decrease of $3 million, or 1%. The decrease reflects a 2% organic decline, partially offset by a positive impact from changes in FX rates.

•

Third quarter 2023 GAAP operating expenses increased $17 million, or 3%, versus the prior year period. The year-over-year increase primarily reflects higher restructuring expenses associated with the launch of our divisional alignment program in the fourth quarter of 2022, higher employee compensation costs, and an increase in computer operations and data expense partially offset by lower general and administrative expense and a decline in merger and strategic initiatives costs.

•

Third quarter 2023 non-GAAP operating expenses increased $32 million, or 8% versus the prior year period. The increase primarily reflects increased expenses associated with the continued investment in our people and our businesses to drive long term growth, higher computer operations and data costs and increased general and administrative expense.

•	The company returned $108 million to shareholders through dividends, and did not repurchase any shares in the third quarter of 2023. As of September 30, 2023, there was

$2.0 billion remaining under the board authorized share repurchase program, following an approval by Nasdaq’s board of directors in September 2023 to increase the authorized amount of the share repurchase program to an aggregate of $2.0 billion.

2023 EXPENSE AND TAX GUIDANCE UPDATE5

•	The company is updating its 2023 non-GAAP operating expense guidance to a range of $1,785 million to $1,805 million and its 2023 non-GAAP tax rate guidance to be in the range of 24.5% to 25.5%

STRATEGIC AND BUSINESS UPDATES

•

Nasdaq made strong progress in completing the acquisition of Adenza. Nasdaq reached an important milestone in the acquisition of Adenza with the completion of the antitrust review process for the transaction. Nasdaq expects to close the deal in the fourth quarter of 2023 as it expands its capabilities in solving its customers largest challenges.

•

Nasdaq expanded its portfolio of market-based solutions to support clients’ ability to execute on their environmental sustainability strategies. Nasdaq launched Nasdaq Metrio and Nasdaq eVestment ESG Analytics, designed to enable greater visibility in environmental sustainability metrics and disclosure for corporates, asset owners, and asset managers. Nasdaq’s majority-owned Puro.earth platform, a leading platform for engineered carbon removal, announced a partnership with Xpansiv, in which Puro.earth’s CO2 removal certificates (CORCs) would be listed for trading on Xpansiv’s spot marketplace, CBL.

•

Anti-Financial Crime achieves continued strong revenue growth. Nasdaq is partnering with a growing number of financial institutions to manage the increasing risks and complexity of financial crime. Surveillance solutions delivered solid growth in new Trade Surveillance customers while Verafin signed 47 new small and medium customers and had an expansion with an existing Tier 2 customer who adopted our complex investigations solution.

•

Index performance a primary contributor to top-line growth in the quarter. Index revenues increased 15% year-over-year and reflect growth in average AUM in products linked to Nasdaq-100 Indexes and options-based strategies. AUM growth resulted from the combination of strong market performance and $24 billion in net inflows in the trailing-twelve-month period, including $5 billion in net inflows in the third quarter.

•

Nasdaq achieved a new record for third quarter U.S. cash equities closing cross volumes. U.S. cash equities revenue and revenue capture benefited from third quarter closing cross volumes, including a special rebalance of Nasdaq-100 that had approximately 500 million shares and $70 billion notional traded.

•	Nasdaq maintained its listings leadership in the U.S and launched a revamped MarketSite. Nasdaq led U.S. exchanges for operating company IPOs with a 84% total win rate during the first nine months of 2023 and has a growing pipeline of companies on file to list on Nasdaq. Year to date through the third quarter, four of the five largest U.S. operating company IPOs by capital raised chose to list with Nasdaq. Seven companies switched to Nasdaq in the third quarter, including Roper Technologies and DoorDash. Nasdaq hosted these leading company listing events at its newly revamped MarketSite in Times Square. The new space includes a state-of-the-art broadcast and production studio and a dedicated IPO Center for first trade celebrations.

•

Nasdaq continued its innovation in AI and received regulatory approval for its first AI-powered order type. In September, Nasdaq received SEC approval to launch Dynamic Midpoint Extended Life Order (M-ELO). Dynamic M-ELO uses an AI model to monitor real-time changes to holding periods for M-ELO participants and in testing has achieved an over 30% improvement in average combined volume-weighted order fill rates.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from our Capital Access Platforms and Anti-Financial Crime segments and Marketplace Technology business within Market Platforms.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income, operating expenses and organic impacts included in the attached schedules.
[4]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue derived from subscription contracts with a defined contract value. This excludes contracts that are not recurring, are one-time in nature or where the contract value fluctuates based on defined metrics. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[5]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving corporate clients, investment managers, banks, brokers, and exchange operators as they navigate and interact with the global capital markets and the broader financial system. We aspire to deliver world-leading platforms that improve the liquidity, transparency, and integrity of the global economy. Our diverse offering of data, analytics, software, exchange capabilities, and client-centric services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com/.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as those noted above, to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Organic revenue and expense growth, organic change and organic impact are non-GAAP measures that reflect adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates, and (ii) the revenues, expenses and operating income associated with acquisitions and divestitures for the twelve month period following the date of the acquisition or divestiture. Reconciliations of these measures are described within the body of this release or in the reconciliation tables at the end of this release.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Divisional alignment program: In October 2022, following our September announcement to realign our segments and leadership, we initiated a divisional alignment program with a focus on realizing the full potential of this structure. In connection with the program, we expect to incur pre-tax charges principally related to employee-related costs, consulting, asset impairments and contract terminations over a two-year period. We expect to achieve benefits in the form of both increased customer engagement and operating efficiencies. Costs related to the divisional alignment program will be recorded as “restructuring” in our consolidated statements of income. We will exclude charges associated with this program for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, dividend program, trading volumes, products and services, ability to transition to new business models or implement our new corporate structure, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions, divestitures and other strategic, restructuring, technology, environmental, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, geopolitical instability, government and industry regulation, interest rate risk, U.S. and global competition. Additionally, with respect to Nasdaq’s proposed acquisition of Adenza, these risks and uncertainties include Nasdaq’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all, Nasdaq’s ability to successfully integrate Adenza’s operations, Nasdaq’s ability to implement its plans, forecasts and other expectations with respect to Adenza’s business after the completion of the transaction and realize expected synergies, the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period, the impact of Adenza’s business model on Nasdaq’s ability to forecast revenue results, disruption from the transaction making it more difficult to maintain business and operational relationships, risks related to diverting management’s attention from Nasdaq’s ongoing business operations, the negative effects of the announcement or the consummation of the proposed transaction on the market price of Nasdaq’s common stock or on Nasdaq’s operating results, significant transaction costs, unknown liabilities, the risk of litigation or regulatory actions related to the proposed transaction, future levels of Nasdaq’s indebtedness, including additional indebtedness that will be incurred in connection with the proposed transaction, and the effect of the announcement or pendency of the transaction on Adenza’s business relationships, operating results, and business generally. Further information on these and other factors are detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

Media Relations Contacts

Will Briganti

+1.646.964.8169

William.Briganti@Nasdaq.com

David Lurie

+1.914.538.0533

David.Lurie@Nasdaq.com

Investor Relations Contact

Ato Garrett

+1.212.401.8737

Ato.Garrett@Nasdaq.com

NDAQF

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Revenues:
Market Platforms	$892	$1,046	$2,813	$3,121
Capital Access Platforms	456	422	1,309	1,262
Anti-Financial Crime	93	77	265	224
Other Revenues	10	12	30	37

Total revenues	1,451	1,557	4,417	4,644
Transaction-based expenses:
Transaction rebates	(447)	(494)	(1,377)	(1,605)
Brokerage, clearance and exchange fees	(64)	(173)	(262)	(364)

Revenues less transaction-based expenses	940	890	2,778	2,675

Operating Expenses:
Compensation and benefits	260	249	777	750
Professional and contract services	31	34	92	97
Computer operations and data communications	58	50	168	150
Occupancy	28	25	99	78
General, administrative and other	26	38	62	94
Marketing and advertising	12	10	30	31
Depreciation and amortization	64	63	198	195
Regulatory	9	9	27	24
Merger and strategic initiatives	4	14	51	41
Restructuring charges	17	—	49	—

Total operating expenses	509	492	1,553	1,460

Operating income	431	398	1,225	1,215
Interest income	72	2	86	3
Interest expense	(101)	(32)	(174)	(96)
Other income (loss)	1	6	(6)	8
Net (loss) income from unconsolidated investees	(12)	8	(8)	23

Income before income taxes	391	382	1,123	1,153
Income tax provision	97	88	262	270

Net income	294	294	861	883
Net loss attributable to noncontrolling interests	—	—	1	1

Net income attributable to Nasdaq	$294	$294	$862	$884

Per share information:
Basic earnings per share	$0.60	$0.60	$1.76	$1.79

Diluted earnings per share	$0.60	$0.59	$1.74	$1.77

Cash dividends declared per common share	$0.22	$0.20	$0.64	$0.58

Weighted-average common shares outstanding for earnings per share:
Basic	491.3	491.2	490.7	492.8
Diluted	494.1	496.3	494.2	498.2

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
MARKET PLATFORMS
Trading Services revenues	$747	$906	$2,378	$2,712
Transaction-based expenses:
Transaction rebates	(447)	(494)	(1,377)	(1,605)
Brokerage, clearance and exchange fees	(64)	(173)	(262)	(364)

Trading Services revenues, net	236	239	739	743
Marketplace Technology	145	140	435	409

Total Market Platforms revenues	381	379	1,174	1,152

CAPITAL ACCESS PLATFORMS
Data and Listing Services revenues	188	179	559	545
Index revenues	144	125	383	370
Workflow and Insights revenues	124	118	367	347

Total Capital Access Platforms revenues	456	422	1,309	1,262

ANTI-FINANCIAL CRIME	93	77	265	224
OTHER REVENUES	10	12	30	37

REVENUES LESS TRANSACTION-BASED EXPENSES	$940	$890	$2,778	$2,675

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,340	$502
Restricted cash and cash equivalents	25	22
Default funds and margin deposits	5,935	7,021
Financial investments	272	181
Receivables, net	595	677
Other current assets	184	201

Total current assets	12,351	8,604
Property and equipment, net	542	532
Goodwill	7,988	8,099
Intangible assets, net	2,446	2,581
Operating lease assets	397	444
Other non-current assets	626	608

Total assets	$24,350	$20,868

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$286	$185
Section 31 fees payable to SEC	19	243
Accrued personnel costs	211	243
Deferred revenue	451	357
Other current liabilities	146	122
Default funds and margin deposits	5,935	7,021
Short-term debt	—	664

Total current liabilities	7,048	8,835
Long-term debt	9,703	4,735
Deferred tax liabilities, net	509	456
Operating lease liabilities	412	452
Other non-current liabilities	199	226

Total liabilities	17,871	14,704

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	5	5
Additional paid-in capital	1,394	1,445
Common stock in treasury, at cost	(585)	(515)
Accumulated other comprehensive loss	(2,102)	(1,991)
Retained earnings	7,755	7,207

Total Nasdaq stockholders’ equity	6,467	6,151
Noncontrolling interests	12	13

Total equity	6,479	6,164

Total liabilities and equity	$24,350	$20,868

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income,

Operating Expenses, and Organic Impacts

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
U.S. GAAP net income attributable to Nasdaq	$294	$294	$862	$884
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	37	38	112	116
Merger and strategic initiatives expense (2)	4	14	51	41
Restructuring charges (3)	17	—	49	—
Lease asset impairments (4)	—	—	24	—
Net loss (income) from unconsolidated investees (5)	12	(8)	8	(23)
Extinguishment of debt (6)	—	—	—	16
Other (7)	9	17	7	19

Total non-GAAP adjustments	79	61	251	169
Non-GAAP adjustment to the income tax provision (8)	(24)	(20)	(76)	(48)

Total non-GAAP adjustments, net of tax	55	41	175	121

Non-GAAP net income attributable to Nasdaq	$349	$335	$1,037	$1,005

U.S. GAAP diluted earnings per share	$0.60	$0.59	$1.74	$1.77
Total adjustments from non-GAAP net income above	0.11	0.09	0.36	0.25

Non-GAAP diluted earnings per share	$0.71	$0.68	$2.10	$2.02

Weighted-average diluted common shares outstanding for earnings per share:	494.1	496.3	494.2	498.2

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and amount of such expenses vary significantly based on the size, timing and complexity of the transaction. For the three and nine months ended September 30, 2023, these costs primarily relate to the announced Adenza acquisition.

(3)

In October 2022, following our September announcement to realign our segments and leadership, we initiated a divisional alignment program with a focus on realizing the full potential of this structure. In connection with the program, we expect to incur pre-tax charges principally related to employee-related costs, consulting, asset impairments and contract terminations over a two-year period.

(4)

During the first quarter of 2023, we initiated a review of our real estate and facility capacity requirements due to our new and evolving work models. As a result, for the nine months ended September 30, 2023, we recorded impairment charges related to our operating lease assets and leasehold improvements associated with vacating certain leased office space, which are recorded in occupancy expense and depreciation and amortization expense in our Condensed Consolidated Statements of Income.

(5)

We exclude our share of the earnings and losses of our equity method investments, primarily our equity interest in the Options Clearing Corporation, or OCC, and Nasdaq Private Market, LLC. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

For the nine months ended September 30, 2022, we recorded a loss on early extinguishment of debt. This charge is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)

We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the three months and nine months ended September 30, 2023, these items primarily included certain financing costs related to the announced Adenza acquisition. For the nine months ended September 30, 2023, these charges also included an insurance recovery related to legal matters recorded in general, administrative and other expense and professional and contract services expense in our Condensed Consolidated Statements of Income and investment gains and losses related to our corporate venture program, recorded in other income (loss) in our Condensed Consolidated Statements of Income. For the three and nine months ended September 30, 2022, these items primarily included an accrual related to a legal matter recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(8)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment.

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income,

Operating Expenses, and Organic Impacts

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
U.S. GAAP operating income	$431	$398	$1,225	$1,215
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	37	38	112	116
Merger and strategic initiatives expense (2)	4	14	51	41
Restructuring charges (3)	17	—	49	—
Lease asset impairments (4)	—	—	24	—
Extinguishment of debt (5)	—	—	—	16
Other (6)	2	23	(8)	28

Total non-GAAP adjustments	60	75	228	201

Non-GAAP operating income	$491	$473	$1,453	$1,416

Revenues less transaction-based expenses	$940	$890	$2,778	$2,675
U.S. GAAP operating margin (7)	46%	45%	44%	45%
Non-GAAP operating margin (8)	52%	53%	52%	53%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and amount of such expenses vary significantly based on the size, timing and complexity of the transaction. For the three and nine months ended September 30, 2023, these costs primarily relate to the announced Adenza acquisition.

(3)

In October 2022, following our September announcement to realign our segments and leadership, we initiated a divisional alignment program with a focus on realizing the full potential of this structure. In connection with the program, we expect to incur pre-tax charges principally related to employee-related costs, consulting, asset impairments and contract terminations over a two-year period.

(4)

During the first quarter of 2023, we initiated a review of our real estate and facility capacity requirements due to our new and evolving work models. As a result, for the nine months ended September 30, 2023, we recorded impairment charges related to our operating lease assets and leasehold improvements associated with vacating certain leased office space, which are recorded in occupancy expense and depreciation and amortization expense in our Condensed Consolidated Statements of Income.

(5)

For the nine months ended September 30, 2022, we recorded a loss on early extinguishment of debt. This charge is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(6)

We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the nine months ended September 30, 2023, these items primarily included insurance recovery related to legal matters recorded in general, administrative and other expense and professional and contract services expense in our Condensed Consolidated Statements of Income. For the three and nine months ended September 30, 2022, these significant items primarily included an accrual related to a legal matter recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(8)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income,

Operating Expenses, and Organic Impacts

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
U.S. GAAP operating expenses	$509	$492	$1,553	$1,460
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(37)	(38)	(112)	(116)
Merger and strategic initiatives expense (2)	(4)	(14)	(51)	(41)
Restructuring charges (3)	(17)	—	(49)	—
Lease asset impairments (4)	—	—	(24)	—
Extinguishment of debt (5)	—	—	—	(16)
Other (6)	(2)	(23)	8	(28)

Total non-GAAP adjustments	(60)	(75)	(228)	(201)

Non-GAAP operating expenses	$449	$417	$1,325	$1,259

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and amount of such expenses vary significantly based on the size, timing and complexity of the transaction. For the three and nine months ended September 30, 2023, these costs primarily relate to the announced Adenza acquisition.

(3)

In October 2022, following our September announcement to realign our segments and leadership, we initiated a divisional alignment program with a focus on realizing the full potential of this structure. In connection with the program, we expect to incur pre-tax charges principally related to employee-related costs, consulting, asset impairments and contract terminations over a two-year period.

(4)

During the first quarter of 2023, we initiated a review of our real estate and facility capacity requirements due to our new and evolving work models. As a result, for the nine months ended September 30, 2023, we recorded impairment charges related to our operating lease assets and leasehold improvements associated with vacating certain leased office space, which are recorded in occupancy expense and depreciation and amortization expense in our Condensed Consolidated Statements of Income.

(5)

For the nine months ended September 30, 2022, we recorded a loss on early extinguishment of debt. This charge is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(6)

We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the nine months ended September 30, 2023, these items primarily included insurance recovery related to legal matters recorded in general, administrative and other expense and professional and contract services expense in our Condensed Consolidated Statements of Income. For the three and nine months ended September 30, 2022, these significant items primarily included an accrual related to a legal matter recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income,

Operating Expenses, and Organic Impacts

(in millions)

(unaudited)

	Three Months Ended

	September 30,	September 30,	Total Variance		Organic Impact		Other Impacts (1)

	2023	2022	$	%	$	%	$	%
Trading Services	$236	$239	$(3)	(1)%	$(4)	(2)%	$1	—%
Solutions Businesses (2)	694	639	55	9%	52	8%	3	—%
Other	10	12	(2)	(17)%	(1)	(8)%	(1)	(8)%

Revenues less transaction-based expenses	$940	$890	$50	6%	$47	5%	$3	—%

Note: The sum of the percentage changes may not tie to the percentage change in total variance due to rounding.

(1)	Other includes the impact related to a divestiture and the impact of changes in FX rates.
(2)	Represents Capital Access Platforms and Anti-Financial Crime segments and the Marketplace Technology business within the Market Platforms segment.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Market Platforms
Annualized recurring revenues (in millions) (1)	$511	$499	$511	$499
Trading Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	39.6	37.0	40.4	37.9
Nasdaq PHLX matched market share	11.0%	11.2%	11.2%	11.4%
The Nasdaq Options Market matched market share	5.6%	8.3%	6.4%	8.3%
Nasdaq BX Options matched market share	4.4%	3.9%	3.6%	2.7%
Nasdaq ISE Options matched market share	5.7%	5.5%	5.8%	5.6%
Nasdaq GEMX Options matched market share	3.0%	2.1%	2.3%	2.3%
Nasdaq MRX Options matched market share	2.0%	1.6%	1.7%	1.7%

Total matched market share executed on Nasdaq’s exchanges	31.7%	32.6%	31.0%	32.0%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume of options and futures contracts (2)	245,986	267,137	298,785	303,095
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	10.4	10.9	11.0	12.1
Matched share volume (in billions)	106.7	119.9	342.2	401.2
The Nasdaq Stock Market matched market share	15.5%	15.9%	15.9%	16.3%
Nasdaq BX matched market share	0.4%	0.5%	0.4%	0.5%
Nasdaq PSX matched market share	0.3%	0.8%	0.4%	0.8%

Total matched market share executed on Nasdaq’s exchanges	16.2%	17.2%	16.7%	17.6%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	40.2%	36.9%	35.2%	34.8%

Total market share (3)	56.4%	54.1%	51.9%	52.4%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	556,257	784,672	676,132	953,090
Total average daily value of shares traded (in billions)	$3.6	$4.3	$4.5	$5.6
Total market share executed on Nasdaq’s exchanges	71.6%	71.1%	70.6%	72.1%
Fixed Income and Commodities Trading and Clearing
Fixed Income
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	88,383	101,088	96,461	116,810
Marketplace Technology
Order intake (in millions) (4)	$33	$30	$155	$157
Capital Access Platforms
Annualized recurring revenues (in millions) (1)	$1,222	$1,170	$1,222	$1,170
Initial public offerings
The Nasdaq Stock Market (5)	39	35	102	143
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	—	3	3	33
Total new listings
The Nasdaq Stock Market (5)	87	98	230	292
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (6)	3	9	16	53
Number of listed companies
The Nasdaq Stock Market (7)	4,086	4,296	4,086	4,296
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (8)	1,236	1,253	1,236	1,253
Index
Number of licensed exchange traded products (ETPs)	393	374	393	374
Period end ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$411	$311	$411	$311
Quarterly average ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$423	$346
TTM (9) net inflows ETP AUM tracking Nasdaq indexes (in billions)	$24	$56	$24	$56
TTM (9) net appreciation (depreciation) ETP AUM tracking Nasdaq indexes (in billions)	$78	$(106)	$78	$(106)
Anti-Financial Crime
Annualized recurring revenues (in millions) (1)	$348	$295	$348	$295
Total signed ARR (10)	$381	$320	$381	$320

(1)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of support services and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.

(2)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing arrangement.
(3)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(4)	Represents the total contract value of orders signed in the period.
(5)

New listings include IPOs, issuers that switched from other listing venues, closed-end funds and separately listed ETPs. For the three months ended September 30, 2023 and 2022, IPOs included 4 and 7 SPACs, respectively. For the nine months ended September 30, 2023 and 2022, IPOs included 19 and 66 SPACs, respectively.

(6)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(7)	Number of total listings on The Nasdaq Stock Market at period end includes 570 ETPs as of September 30, 2023 and 501 as of September 30, 2022.
(8)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(9)	Trailing 12-months.
(10)	Total signed ARR includes ARR recognized as revenue in the current period as well as ARR for new contracts signed but not yet commenced.